Exhibit 4.4

2012

Baldor Electric Company Employees' Profit Sharing and Savings Plan

Summary Plan Description

BALDOR
A MEMBER OF THE ABB GROUP

BALDOR ELECTRIC COMPANY

EMPLOYEES’ PROFIT SHARING AND SAVINGS PLAN

SUMMARY PLAN DESCRIPTION

EFFECTIVE MARCH 1, 2012

TABLE OF CONTENTS

INTRODUCTION	1

OVERVIEW OF BENEFITS	3

ELIGIBILITY AND SERVICE	6

ENROLLMENT	7

CONTRIBUTIONS	8

INVESTMENT FUND SELECTION AND TRANSFERS	12

LOANS	15

DISTRIBUTIONS AND WITHDRAWALS	17

FORM OF DISTRIBUTION	19

TAXATION OF WITHDRAWALS	22

DEATH BENEFITS UNDER THE PLAN	24

GENERAL INFORMATION	25
How often is my account valued?	25
How do I get information about my account and investments?	25
When is my account vested?	26
Can I lose any of my account?	26
Qualified Domestic Relations Orders	26
Can I roll over my account from another plan?	27
Who administers the Plan?	27
What is the plan type?	27
Termination or Amendment of Plan	27
Pension Benefit Guaranty Corporation (PBGC)	27
Incorporation of Certain Documents by Reference	28
Governing Document(s)	28

PLAN INFORMATION	29

CLAIMS AND APPEALS PROCEDURES	30

STATEMENT OF ERISA RIGHTS	32

EXHIBIT A - INVESTMENT FUNDS	34

EXHIBIT B - FEES	36

EXHIBIT C - HISTORICAL RATES OF RETURN	37

EXHIBIT D- DAILY VALUATION / MUTUAL FUNDS	38

BALDOR ELECTRIC COMPANY

EMPLOYEES’ PROFIT SHARING AND SAVINGS PLAN

SUMMARY PLAN DESCRIPTION

EFFECTIVE MARCH 1, 2012

Introduction

For the benefit of employees of Baldor and its subsidiaries (“Baldor”), Baldor offers the Baldor Electric Company Employees’ Profit Sharing and Savings Plan.  This Plan is comprised of two main components - Profit Sharing and Savings.

This booklet is a summary plan description (“SPD”).  This SPD explains who is eligible for coverage, when coverage begins and ends, and how the Plan is administered.  Although this SPD provides essential Plan information, it is not a complete description.  If there is ever a conflict between this SPD and the Plan document, the Plan document will take precedence.

PROFIT SHARING

Because you have an impact on the overall profit and success of Baldor, Baldor shares its profits with you.  Baldor contributes a portion of its annual earnings before income taxes to the Profit Sharing Plan; this annual contribution will not exceed 15% of the compensation paid or accrued during that year to all Participants for whom such contribution is made.  This contribution is allocated among eligible employees in proportion to their earnings.  You are eligible to participate in Profit Sharing on the first enrollment date after you have worked 24 full months for Baldor and its Affiliates.

SAVINGS

In addition to Baldor’s Profit Sharing contribution, you can save for your future by making contributions to the Savings Plan.  Your contributions are payroll deducted.  You can choose to have from 1% to 50% of your pay contributed to the Savings Plan.  You can contribute on a before or Roth basis or a combination thereof.  Generally, Baldor makes the deposit to the Savings Plan at the end of each week.  You are eligible to make Savings Plan contributions beginning with the first payroll period of the month following two full months of working for Baldor.  Newly eligible employees will automatically be enrolled with a 2% Before Tax contribution as soon as administratively possible.  You can stop or change the percentage of your automatic enrollment at any time.

SAVINGS MATCH

To encourage you to save for your future, Baldor matches your Savings Plan contribution by putting into your account an amount equal to 25% of the first 6% of your pay you choose to contribute to the Plan.  It’s almost like getting an immediate 25% return on your investment!  Baldor makes this contribution at the end of each calendar quarter.  You must be actively employed on the last day of the quarter to be eligible for the match.

INVESTMENT FUNDS

You choose where you want your Profit Sharing and Savings invested.  You can select one or a combination of available investment funds.  (See website www.benefits.ml.com or call 800-228-4015.) See Exhibits A, B, and C for a description of investment funds, fees, and historical rates of return.

TAX DEFERRED GROWTH

Your Before Tax Contributions, Baldor’s Contributions, and Investment Earnings are not taxed until withdrawn.  Therefore, you get the advantage of tax-deferred growth.

INFORMATION ABOUT YOUR ACCOUNT

Merrill Lynch, the Plan Record Keeper allows you to access your account online (www.benefits.ml.com) or via toll-free access line (800-228-4015).  Through these access points, you can enroll in the Plan, select investment funds, transfer investments, request loans, get information on investment funds, and request forms and information to be mailed to your home.  Between 7:00 am and 6:00 pm Central Time (Monday — Friday), you can speak to a Retirement Center Operator.

DAILY VALUATION

Merrill Lynch processes transactions and values accounts each business day.

TO SUM IT UP:

•                  Baldor makes the Profit Sharing and Matching Contributions to your account.

•                  You can add to your account balance by making contributions to the Savings Plan.  You control when and how much you contribute.

•                  You choose from investment funds providing various levels of risk and return.

•                  You can make Before Tax or Roth contributions.

•                  You get the benefit of tax-deferred growth.

The Profit Sharing and Savings Plan is for long-term tax deferred growth.  Because of this, withdrawals from the Plan are restricted and may be subject to taxation and penalties for early withdrawal.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

OVERVIEW OF BENEFITS

Eligibility	Profit Sharing —for eligible employees, the first enrollment period following 24 full months of service. Savings — for eligible employees, the first of the month following two full months of service.

Eligible Employees

Eligible employees include all employees of Baldor (and Affiliates that have adopted the plan) except leased employees and most union employees (those who have not bargained for participation in this plan or a predecessor plan). Non-employee contract workers are also excluded.

Baldor’s Profit Sharing Contribution	Each year, Baldor contributes a portion of its consolidated net income to the Plan.

Profit Sharing Allocation	Baldor’s Profit Sharing contribution is allocated among eligible participants in proportion to their earnings.

Savings Contributions	You can contribute from 1% to 50% of pay on a Before Tax or Roth basis, or a combination thereof.

Enrolling in Savings or Changing Contribution Percentage

When eligible, new hires will automatically be enrolled with a 2% Before Tax Contribution as soon as administratively possible. Contribution percentages are processed weekly. The weekly cut-off for requesting changes is 2:00 PM Central on the last business day of the week. Contribution changes will processed by payroll as soon as administratively possible.

Stopping Contributions	Contributions will be stopped as soon as administratively possible. Contributions can be resumed at any time — see Changing Contributions.

Baldor’s Match	Baldor will contribute 25% of the first 6% of your pay that you choose to contribute. The Match is invested according to the investment election you have in the Plan.

Investment Funds	You can choose one, or a combination of the investment funds listed on the Merrill Lynch website. Refer to Exhibits A, B, and C for investment fund summaries, fees, and historical rates of return.

Selecting Investment Funds	Investment elections can be changed daily. Normally, changes requested by 2:00 pm Central are effective that day.

Transferring Investment Funds

You can make investment transfers by:

•             Realigning your account; or

•             Fund to Fund

Investment transfers can be requested daily. The request must be completed before 2:00 pm Central time to be effective with that day’s processing. See Daily Processing below.

Loans

Loans against Before Tax Savings, Roth Savings and Roll Over Accounts are available. You can have up to three (3) loans outstanding at one time; however, you can only be issued two (2) new loans per calendar year.

Withdrawals While Employed

The following items can be withdrawn while employed:

•             Rollover Accounts;

•             After tax contributions made prior to July 1, 2007 with earnings;

•             Employees hired before 7/1/1992 can withdraw their 5/11/2001 balance in the Matching Account;

•             Before Tax contributions, Roth contributions, Matching contributions and Match earnings if you qualify for a hardship withdrawal;

•             Your Before Tax, Roth, Matching, After-tax, and Roll Over Account balances if you are over age 59 ½; or

•    All of your accounts after you are age 65 or older.

Withdrawals after Employment	You can withdraw your entire account after your employment ends, or you can leave your account invested until you reach 65 if your balance exceeds $1,000.

Form of Distribution	Lump Sum Distribution; Annuity; or Combination of Both. If you are in the ABB Stock Fund and choose a lump sum, you can elect distribution from that fund to be in cash or shares of ABB ADRs.

Daily Processing

The Plan processes transactions daily, Monday through Friday, with the exception of holidays. Normally, the cut-off time for requesting a transaction is 2:00 pm Central Time. However, in certain circumstances, such as the stock market closing early, the cut-off time may be adjusted.

Depending on the transaction requested and/or type of investment funds involved, the effective date and time to process the transaction may vary. See Exhibit D — Daily Processing / Mutual Funds for additional information regarding daily processing.

Vesting	100% immediate vesting.

Normal Retirement Age	Age 65.

Termination of Employment

For purposes of distributions, termination of employment with Baldor means termination of employment with Baldor and its Affiliates. Transfer from Baldor to an Affiliate is not considered a termination of employment.

Affiliate	Affiliate means any company owned at least 80% by ABB.

ELIGIBILITY AND SERVICE

Profit Sharing Eligibility

If you are an eligible employee, you may participate in Profit Sharing on the first day of the first payroll period beginning after you complete 24 months of service at Baldor or an Affiliate (referred to as “Baldor” in this Summary Plan Description).  You must be employed by Baldor on the last day of the year to get Profit Sharing for that year.

Only certain employees of Baldor are eligible employees.  Leased employees, non-employee contract workers, employees of non-participating Affiliates, and employees who are members of a collective bargaining unit are not eligible employees and may not participate in the plan.

Savings Eligibility / Automatic Enrollment

You are eligible to make Savings contributions on the first payroll period of the month following two full months of service for Baldor.  Newly hired employees will automatically be enrolled with a 2% Before Tax Contribution as soon as administratively possible following their eligibility date.  You can change this percentage or choose not to contribute if you wish.  You must be employed on the last day of the quarter to receive the quarterly matching contribution.

Your Service

You begin to be credited with service for eligibility beginning on the day you are first employed by Baldor or an Affiliate, and ending on the date your employment ends.  Company-approved leaves of absence, and layoffs are treated as service (you are treated as an inactive employee).  Service performed at Baldor through a temporary/contract service that immediately precedes employment with Baldor will count towards the service requirement for Profit Sharing.

If You are Rehired

If you were eligible for Profit Sharing and/or Savings when you stopped working for Baldor and are later rehired, you will be immediately eligible for the respective component of the Plan.

If you were not eligible for Profit Sharing and/or Savings when you stopped working for Baldor and its Affiliates, the period of time you worked and were absent will be counted toward fulfilling the eligibility requirements if you are rehired:

•                  Within 12 months; or

•                  Within 24 months and you stopped working for Baldor and its Affiliates due to pregnancy, birth of your child, and adoption of a child or caring for a child immediately after such birth or adoption.

If you do not satisfy any of the requirements above, you do not receive any credit for previous service for purposes of determining eligibility.

ENROLLMENT

Savings Enrollment

Shortly after your employment as an eligible employee begins, you will receive an enrollment kit from Merrill Lynch.  Upon becoming eligible for the Savings Plan, new hires will automatically be enrolled with a 2% Before Tax Contribution as soon as administratively possible.  You may elect a different savings contribution percentage and/or Roth contribution percentage.  You need to select investment funds as soon as possible.  Your investment fund election is effective for both Profit Sharing and Savings contributions.  If you do not elect investment funds, contributions are invested in the Plan’s Qualified Default Investment Account (QDIA), which at time this was booklet was issued is/was the American Funds Balanced Fund.

When you are eligible, you can make contributions as of the date you complete your eligibility service or any time thereafter.  The weekly cut-off for enrolling is 2:00 pm Central on the last business day of the week.  Enrollments will then be processed by payroll as soon as administratively possible. If you miss the cut-off, your enrollment will be included with the next week’s enrollments.  To enroll in the Savings Plan, you should contact Merrill Lynch.

Profit Sharing Enrollment

If you are eligible, you are automatically enrolled in the Profit Sharing Plan. However, if you have not enrolled in the Savings Plan and not elected investment funds, you need to elect your investment funds. If you do not make investment elections, you profit sharing contribution will be invested in the Plan’s Qualified Default Investment Account (QDIA). To elect investment funds, contact Merrill Lynch. When asked for a Savings contribution percentage, elect zero percentage (0%) if you don’t want Savings Plan Deductions.  Investment elections are effective the day they are made if they are made by 2:00 pm Central time.  If made after 2:00 pm, they are effective the next day.

To enroll in the Savings Plan or

To select investment funds for Profit Sharing,

Call Merrill Lynch’s toll free number, 1-800-228-4015.

CONTRIBUTIONS

Profit Sharing Contributions

Baldor contributes a portion of its consolidated adjusted net income to the Plan.  (Adjusted net income is income before taxes and contributions to benefit plans are deducted, excluding extraordinary items.)  Profit Sharing contributions cannot be more than 15% of the total annual wages paid to participating employees. Generally, the Profit Sharing contribution for each year is made in mid-March of the following year.  You must be employed by Baldor on the last day of the year to get Profit Sharing for that year.

Your Profit Sharing Amount

The Profit Sharing percentage is calculated by taking the Profit Sharing contribution and dividing it by the total eligible pay for all employees eligible to receive the contribution.  Once this percentage is calculated, your eligible pay is multiplied by the Profit Sharing percentage to determine your Profit Sharing.

For example, if Baldor’s contribution to Profit Sharing is $17,000,000 and the total pay for all eligible employees is $340,000,000, the Profit Sharing percentage is 5% ($17M divided by $340M).  If your pay is $30,000, your Profit Sharing is $1,500 ($30,000 x 5%).

The eligible pay used in calculating Profit Sharing includes most of the pay you receive from Baldor including: regular, overtime, shift, vacation, holiday, jury, funeral, short-term disability, etc.  Contributions you make to this Plan and the Baldor Flexible Benefits Plan (CHOICES) do not reduce your eligible pay.  There are a few pay types that are not included.  Examples of these are Benefit Dollars and moving expenses.  In addition, the Internal Revenue Service limits annual compensation that may be taken into account, this amount varies from year to year.

During the first year that you are eligible, your pay is pro-rated based upon the number of months you are eligible.

For example, if you were hired on February 15, 2010, your eligibility date is February 15, 2012 and your effective enrollment date is March 1, 2012; you will be eligible for 10 months of Profit Sharing.  If your pay for the year is $30,000, your eligible pay for Profit Sharing will be $25,000 ($30,000 times 10 months divided by 12 months).

Savings Contributions

You can contribute from 1% to 50% of your pay either on a 401(k) Before-Tax or 401(k) Roth basis, or combination thereof.  Each week, Baldor transfers the contributions withheld through payroll deductions to Merrill Lynch, the Trustee of the Plan.  Regardless of whether you make Before-Tax or Roth Contributions, earnings are not taxed until withdrawn.  Before-Tax contributions, Profit Sharing, Match and all Earnings will be subject to taxation when withdrawn and may be subject to a penalty for early withdrawal.  Roth contributions may also be taxable and subject to penalty if they do not meet their withdrawal requirements.  Withdrawal rules vary by Plan component; please refer to the Withdrawal section of this booklet for additional information.

Before-Tax Contributions

When you make Before-Tax contributions, the amount of your contribution is not included in your taxable income.

For instance, if your pay is $30,000 per year and you choose to contribute 10% before tax to the Savings Plan, your contribution will be $3,000.  The $3,000 will not be included in your taxable income. Baldor will withhold federal and state income taxes on $27,000 ($30,000 - $3,000) and will report $27,000 of taxable income on your W-2 at the end of the year.  FICA taxes are not affected.  The amount of your tax savings depends upon your tax bracket.

Roth Contributions

When you make Roth contributions, you do not have any tax savings on the contribution.  However, your earnings will not be taxed until withdrawn if you meet the withdrawal requirement for Roth accounts.

For instance, if your pay is $30,000 per year and you choose to contribute 10% to the Savings Plan in Roth Accounts, your contribution will be $3,000.  The $3,000 does not reduce your taxable income. Baldor will withhold federal and state income taxes on $30,000 and will report $30,000 of taxable income on your W-2 at the end of the year.

Enrolling or Changing Your Savings Contributions

To enroll in the Plan, call Merrill Lynch’s Access Line: 1-800-228-4015 between 7:00 am and 6:00 pm Central time and speak with a retirement specialist.  You can change or stop your Savings Plan contributions at any time by:

•                  Calling Merrill Lynch (800-228-4015); or

•                  Accessing the Plan’s website (www.Benefits.ml.com).

Enrollments and contribution percentage changes are processed weekly. The weekly cut-off for enrolling is 2:00 PM Central on the last business day of the week.  Enrollments and contribution changes will be processed by payroll as soon as administratively possible. If you miss the weekly cut-off, your enrollment or contribution change will be included with the next week’s contributions changes.

If you are stopping your contributions, they will be stopped as soon as administratively possible.  You can resume contributions by changing your contribution percentage.

Baldor’s Matching Contribution

Baldor wants you to save for your future.  To encourage you to save, Baldor matches your contribution by putting into your account an amount equal to 25% of the first 6% of your pay you contribute to the Plan.  For instance, if your pay is $30,000, you’d have the following matching contribution if you chose to contribute 6%:

Your Pay	$30,000
Election Percentage	6%
Your Contribution	1,800
Baldor’s Matching %	25%
Baldor’s Match	$450

Baldor makes the Matching contribution at the end of each calendar quarter.  You must be employed on the last day of the quarter to get the Match.  To get the most benefit from Baldor’s Match, you should contribute at least 6% to the Savings Plan.  Baldor does not match Catch-Up contributions.

The Baldor Match is invested according to your investment election for the Plan.  The Baldor Match is transferable to other investment funds.  Please refer to the Investment Fund section of this book for information on transfers.

Contribution Limits

The Internal Revenue Service’s (I.R.S.) tax law limits your Before Tax and After Tax contributions.  For 2012, the maximum I.R.S. allowed contribution is $17,000 per year.  This dollar limitation may be increased in future years by the Secretary of the Treasury to reflect cost of living increases.  The Matching Contributions applies to Employee Contributions up to this I.R.S. limitation.

If you are age 50 or older (or will turn age 50 by the end of the plan year), you may make Before Tax contributions up to $22,500 (Elective Deferral Limit of $17,000 plus an extra $5,500).  This dollar limitation may be increased in future years by the Secretary of the Treasury to reflect cost of living increases.  This additional amount is a “Catch-Up” contribution.  The Matching Contributions does not apply to Catch-Up contributions.

Whether you have exceeded your annual limit is determined by the total amount of any contributions you make under this plan and under other plans.  This rule applies even if your contributions are made under a plan with a different or unrelated employer.

Under the applicable limit, your total contributions cannot be more than 50% of your compensation.  Also, the total of your Before Tax Contributions, Roth Contributions, any Matching Contributions, and any Profit Sharing Contributions can’t be more than the I.R.S. annual additions limit ($50,000 for 2012, which may be increased in future years by the Secretary of the Treasury) or 100% of your Compensation.

These I.R.S. limitation rules may result in some of your contributions being returned to you.

Special Rules for Highly Compensated Employees

Each year, Baldor must test whether the average Before Tax Contributions and Roth Contributions percentage (called the “ADP”) for the group of Highly-Compensated Employees is greater than the average for Non-highly Compensated Employees by more than a certain proportion allowed by the Internal Revenue Code.  Additionally, each year, Baldor must test whether the average Matching Contribution and Profit Sharing Contribution percentage (called the “ACP”) for the group of Highly-Compensated Employees is greater than the average for Non-highly Compensated Employees by more than a certain proportion allowed by the Internal Revenue Code.

If the Plan doesn’t meet either the ADP Test or the ACP Test and you’re a Highly-Compensated Employee, Baldor might be required to forfeit or return to you some of your contributions or Baldor’s contributions (with investment earnings).

For 2012, you are a Highly-Compensated Employee if your compensation was $110,000 or more in 2011.  For 2013, you are a Highly Compensated Employee if your compensation was $115,000 or more in 2012.  This amount might be increased for inflation in later years.

INVESTMENT FUND SELECTION AND TRANSFERS

Your investment election controls how your Savings Plan and Profit Sharing Plan is invested.   You can invest in any combination of the investment funds.  Please see Exhibits A, B, and C for Investment Fund Information.   Investment Funds and/or Managers are subject to change.

You can receive information about investment funds on the Merrill Lynch website or by calling the toll-free Merrill Lynch Access Line.  The Merrill Lynch Access Line allows you to enroll in the Plan, select investment funds, transfer investments, request loans, get information on investment funds, and request forms and information to be mailed to your home.

If you call Merrill Lynch between 7:00 am and 6:00 pm Central time, you can speak to a Retirement Center Operator.  Operators can provide you with information about the Plan and your account.  They can also assist you with any transaction you would like to complete.

When making investment decisions, it is important to consider the objective(s) and risk(s) associated with the fund as well as your personal situation and goals.  It is also important to consider the fees and historical rates of return for each Investment Fund.  Fees are outlined in Exhibit B and historical rates of return are outlined in Exhibit C of this booklet.

Selecting Investment Funds

Your investment election will control how your Profit Sharing and Savings Plan contributions are invested.  Some people refer to contributions as “new money”.  When making investment elections it is important to know that YOU:

•                  Can invest in one or more of the investment funds;

•                  Must invest in whole percentages;

•                  Can change your investment election at any time; and

•                  Can transfer (move) money already in your account.

To select or change investment funds for your future contributions, call the Merrill Lynch toll free number at 1-800-228-4015 or go to the website:  www.Benefits.ml.com

If your transaction is completed before 2:00 pm Central time, your investment election is effective that day.  After 2:00, your investment election is effective the next day.  You will receive a confirmation letter from Merrill Lynch stating that your investment election has been changed.  Changing your investment election does not affect any of the money already in your account.  It only affects the investment of future contributions (new money).

Transferring Between Investment Funds

In the previous section we talked about the investment of money going into your account.  Now we’ll discuss the money already in your account.  Some people refer to this as “old money”.  To move money already in your account, you need to request an investment transfer.

An investment transfer moves the money in all of your accounts (Profit Sharing, Before Tax, Roth, etc.).   The account transfer is done in proportion to the accounts (Profit Sharing, Savings, and Match) being transferred.  You are limited to one general investment transfer per day.

To complete a transfer, call the Merrill Lynch Access Line.  If the call is completed before 2:00 pm Central time (according to the system time on the Merrill Lynch computer system), your investment transfer is effective that day.  After 2:00, your investment transfer is effective the next day.  You will receive a confirmation letter from Merrill Lynch.  Requesting an investment transfer does not affect the future contributions to your account.  It only affects the investment of money in your account at the time of transfer (old money).  The two methods of making an investment transfer are:

1.               Realignment of your account; and

2.               Fund-to-Fund Transfer.

Realignment of Your Account

When your account is realigned, the market value of your entire account is determined and then allocated based upon the percentages you elect.  (You must use whole percentages when realigning your account.)

For example, you review your investments and decide that you want to have 50% in the 500 Index Fund, 20% in Stable Value and 30% in bonds.  To do this, you call Merrill Lynch and request a realignment transfer with those percentages.  At the end of the day, Merrill Lynch values your account and transfers the money accordingly.  If your account balance was $50,000, your account balances would be:  $25,000 ($50,000 times 50%) in 500 Index Fund; $10,000 ($50,000 times 20%) in Stable Value; and  $15,000 ($50,000 times 30%) in the Bond Fund.

Note:  If your transfer includes ABB ADRs, you cannot use the Realignment Method - This is due to: 1) the settlement period required for individual stock transactions and 2) ABB ADR transactions being valued at the actual price of the buy/sell.

Fund to Fund

Fund-to-Fund allows you to transfer investments from one fund to another fund or to several funds.  For instance, you may wish to move 50% of your Balanced Fund to the Stable Value Fund.  Or, you may wish to move 100% of your Large Capitalization Fund and have it invested 50% in the Small Capitalization Fund and 50% in the Growth Fund.  This method is flexible because it allows you to move specific percentages between investment funds.  To make a Fund-to-Fund transfer, you should speak with a Retirement Center Operator.

To transfer your investment funds

Call the Merrill Lynch toll free number, 1-800-228-4015

or go to the website: www.Benefits.ml.com

When you make an investment transfer, you need to know that:

•                  The process will begin at the close of the stock market on that day as long as you make the request by 2:00 pm Central time.  After 2:00, the process will begin the next day;

•                  You can request one transfer per day;

•                  The transfer only affects the money already in your account (old money).  It does not change the way future contributions will be invested;

•                  You must confirm the transfer request during the call in which you request the transfer.  Follow the instructions to confirm the transfer.  If you do not confirm the transfer, it will not take effect;

•                  Market conditions may delay investment transfers.  When market conditions delay the purchase or sale of investments, transactions are held for processing until they can be completed.  For instance, if $1,500,000 of one fund is transferred out on one day and there are not enough buyers in the market on that day, activity, including transfers, will be held until that sale can be completed.

•                  If your transfer includes only mutual funds, your transfer will settle at the closing market price that day unless market conditions delay the sale;

•                  If are transferring out of non-mutual funds (such as stable value), there will be at least a one day settlement period before the funds are available from your transfer out to reinvest;

•                  You cannot use account realignment if your account includes the ABB Stock Fund or if you are transferring into the ABB Stock Fund; you must use the Fund to Fund Transfer Method:

•                  If you want to transfer out of the ABB Stock Fund:

1.	You must use the Fund to Fund Transfer Method.

2.	Your ABB ADRs will be sold as soon as administratively possible.

3.	There will be at least a three day settlement period before the funds are received from the sale and can be reinvested.

•                  If you are transfer into the ABB Stock Fund:

1.	You must use the Fund to Fund Transfer Method.

2.	Your ABB ADRs will be purchased as soon as administratively possible.

3.	There will be at least a one day settlement periods before the funds are available from your transfer out to purchase ABB ADRs.

LOANS

If you have money in Before Tax or Roth Savings, you may be able to take a loan from the Plan.

•                  As you repay the loan, you pay the interest to your Plan account.  All of your loan payments (principal and interest) go into your account.

•                  Currently, the interest rate is Prime + 1%.  (The Prime rate is the rate large financial institutions charge their best customers.)  The Prime rate is determined by the Plan Trustee as of the first business day of each month as published in the Wall Street Journal.  Federal or State legislation may regulate interest rates in the future; therefore, the Plan Administrator reserves the right to set future interest rates at the level required.

•                 You do not have to pay any income taxes or penalties if you pay back the loan according to its terms.

•                  You can take the loan for any purpose.

•                  Loan repayments are generally not tax deductible.

Minimum Loan:	$500

Maximum Loan:	The lesser of:
• 50% of your Account Balance;
• Your Before Tax and Roth Savings + Rollovers; or
• $50,000 less the highest outstanding loan balance during the preceding 12-months.

Loan Fee:	The loan fee is $75 and will be
deducted from the proceeds of the loan.

Maximum Number of Loans:	You can have up to three loans outstanding at one time.
You are limited to two new loans per plan year.

Liquidating Your Account for the Loan

When you take a loan, the amount of the loan is taken from your account and a separate loan account is set up.  The money is taken from your Before Tax and Roth Savings Accounts in proportion to the market value of each investment fund on the date of the loan.  It is important to realize that YOUR investment accounts are liquidated to provide money for the loan and that the interest you pay may be less than the rate of return those investments would have earned.

TO GET A LOAN, call the Merrill Lynch Access line at 1-800-228-4015 or

Go to the website:  www.benefits.ml.com

Loan checks will be mailed directly to your home.

By signing the check you are agreeing to the terms of the loan.

Repaying the Loan

The loan is repaid by payroll deductions.  As you pay back the loan, payments are credited to your account and re-invested according to your current investment election.  Payments are credited to your account on a weekly basis.  Loans must be paid back under the following rules:

•                  The loan must be paid back within 5 years.  This 5 year period can be extended to 15 years if the loan is for the purchase of a primary residence;

•                  When you do not make payments on a loan, the loan defaults.  When a loan defaults, the portion of the loan not paid off is taxable income and may be subject to a 10% penalty for early distribution;

•                  If you default on a loan, it will continue to count as an outstanding loan and may limit your ability for an additional loan (only three outstanding loans are permitted); and

•                  You can pay the loan off, in full, at any time without prepayment penalties.

If you are on an approved leave of absence or layoff without pay, you can:  (1) make payments to keep the loan current; (2) make payments of interest only for up to a year;  (3) suspend all payments for up to one year if you provide us with reasonable proof of financial hardship or (4) if on active military duty suspend payments during your leave period.

Missed payments must begin to be repaid within 30 days of your return to work.  In addition, the loan must be paid off by the original maturity date with the exception of active military duty.  Those activated by the military, can have their maturity date extended by the length of the military leave.

If you have a loan outstanding at the time you stop working for Baldor, you can:  (1) pay off the loan in full; (2) leave your account invested in the Plan and continue to make payments; (3) leave your account invested in the Plan and not make payments causing the loan to default and be treated as taxable; or (4) withdraw your account, less any amount that you owe.

DISTRIBUTIONS AND WITHDRAWALS

Most distributions and withdrawals are taxable and may be subject to a 10% penalty for early withdrawal.  Please refer to the Taxation of Distribution Section for more information.  Baldor cannot give you tax advice.  You should consult a tax specialist for specific advice about withdrawals, taxation, and what is best for your personal situation before you take a withdrawal.

Withdrawal after You Stop Working for Baldor

After you stop working for Baldor and its Affiliates you can withdraw your entire account at any time.  However, once you stop working, you must withdraw your account:

•                  If the account value is $1,000 or less; and

•                  When you reach normal retirement age (age 65).

Under I.R.S. rules, if you’re still working for Baldor after age 70½, you must receive your Retirement Distribution no later than April 1 of the Year following the Year in which you retire.

To withdraw your account after employment ends,

call the Merrill Lynch Access Line at: 1-800-228-4015,

speak with a Retirement Center Operator  (available 7:00 am through 6:00 pm Central time) and request a TERMINATION WITHDRAWAL FORM.

The Retirement Center Operator will guide you through the withdrawal process.

Withdrawals While Employed

While you are working for Baldor you can take an In-Service Withdrawal.  The types of in-service withdrawals are identified in bold italic print.  You will need to know the type when you are requesting your withdrawal.  You can withdraw:

1.              At any age:

•                  In-Service — After Tax - Your After Tax Account;

•                  In-Service — Rollover  - The rollover contributions that you rolled into the plan;

•                  In-Service — Regular - Your After Tax Account followed by your Roll-Over Account and then your May 11, 2001 Matching Account balance if you were hired before July 1, 1992.

•                  Hardship - Your Before Tax contributions, Roth contributions, Matching contributions, and Match earnings if you qualify for a hardship withdrawal.  See below for details.

2.              At or after age 59½:

•                  In-Service — Age 59½ - All of your account except Baldor Profit Sharing.  (You are able to withdraw funds from your EDI Profit Sharing Sub-Account, if any.)

3.              At or after age 65:

•                  In-Service — Age 65 - Your entire account.

To take an In-Service withdrawal, call the Merrill Lynch Access Line at 1-800-228-4015, speak to a Retirement Center Operator (available 7:00 am through 6:00 pm Central time) and request an IN-SERVICE Withdrawal form.

The Retirement Center Operator will guide you through the withdrawal process.

When you receive a partial distribution of your account, your account will be liquidated in proportion to the value of each of the investment funds on the effective date of the withdrawal.

Hardship Withdrawals

To qualify for a hardship withdrawal you must:

1.               Have an immediate and heavy financial need where:

•                  You do not have a source of money to pay for the items listed in item 2 below.  Sources include assets, checking accounts, savings accounts, commercial loans, and all other distributions available to you under the Plan, including Plan loans.

2.               Use the withdrawal for one of the following reasons:

•                  Eligible medical expenses either previously incurred or necessary to obtain care for you, your spouse, or your dependents.  The medical expenses that qualify are those that you are responsible for paying;

•                  Tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for you, your spouse, or your dependents;

•                  Purchase of a primary residence;

•                  Payments you must make to prevent eviction or foreclosure on your primary residence;

•                  Repair of damage to your principal residence that would qualify as a casualty deduction on your federal income taxes; or

•                  Burial or funeral expenses for a deceased parent, spouse, child or dependent.

3.               Provide documentation such as bank statements, a denial from a commercial loan company, and substantiation of the reason for withdrawal

If you qualify for a hardship withdrawal, you cannot withdraw more than you need and you may not make any contributions to the Plan for the next six-months.  The minimum hardship withdrawal is $500. Hardship withdrawals are taxable and may be subject to a 10% penalty for early withdrawal.

To take a hardship withdrawal, call the Merrill Lynch Access Line at 1-800-228-4015, speak to a Retirement Center Operator (available 7:00 am through 6:00 pm Central time) and request a HARDSHIP withdrawal.

The Retirement Center Operator will guide you through the hardship withdrawal process.

FORM OF DISTRIBUTION

Normally, withdrawals are processed each day using the closing price of the respective investment funds.  However, in the event that market conditions delay transactions, the transactions for that day will be held until they are completed.  In which case, the transaction is processed using the closing price of the respective investment fund on the day processing is completed.

Your distribution (withdrawal) can be paid out in:

•                  A lump sum to you

•                  A lump sum direct rollover

•                  An annuity

•                  A combination of the above

Lump Sum Payment to You

When you choose a lump sum payment, the payment to you is in the form of cash for all investment funds with the exception of the ABB Stock Fund.  Your investment in the ABB Stock Fund can be paid to you in the form of cash or ABB ADR Certificates.  You get to choose.  When you receive shares from the Plan, you can sell the shares in the open market at any time.  Special rules may apply to Officers and Directors of Baldor.

Generally, when a lump sum is paid directly to you, all, or a portion of, your distribution is taxable and may be subject to a 10% penalty for early withdrawal if you are under age 59½.  Also, 20% of your distribution will be withheld for taxes.  See the Taxation of Withdrawals section for additional information.

Small Accounts

If the total value of your account is $1,000 or less at the time of your termination of employment, your account will be paid to you in a lump sum in cash as soon as administratively feasible after your employment ends; you do not have the option of a direct rollover or annuity.

Direct Rollover

You can choose to rollover all or a portion of your account directly into an Individual Retirement Account (I.R.A.), a subsequent employer’s qualified plan, a Code Section 403(b) plan or a Code Section 457(b) Governmental plan.  When you rollover your account, it is paid directly to the institution or plan you have selected.  If you want to rollover ABB ADRs, you need to set up an I.R.A. that will accept a rollover of stock certificates.  You cannot rollover stock certificates to other employer’s qualified plans.

When you rollover your account, you keep the tax deferred status of your account until actually withdrawn by you.  The 20% tax withholding does not apply to a direct rollover.  See the Taxation of Withdrawals section for additional information.

Annuities

An annuity is a contract that provides you with payments over a certain number of years or your lifetime.  When you elect an annuity, an annuity will be purchased in your name from an insurance company.  You will receive payment(s) from the insurance company each year, or at other specific intervals as outlined in your annuity contract.  You will be taxed when you receive payments. (See the Taxation of Withdrawals section for additional information.)  The payment you get from an annuity is based on the purchase price of the annuity and other factors such as your age, gender, and interest rates.

Types of annuities

•                  Joint and 50% Survivor - Annuity that makes payments to you over your lifetime.  If you die before your spouse, your spouse will receive payments until his or her death equal to 50% of the payment you were receiving.   You can also choose a different survivor benefit, such as 100%.

•                  Life and 10-Years Certain - You receive payments for your lifetime, with payments for 10-years guaranteed to be paid no matter if you die.  If you die before the period is over, the guaranteed payments will be made to your beneficiary.  You can also choose a different certain period.

•                  Guaranteed Life - Payments are made to you over your lifetime.  Upon your death, payments stop.

If you are married and choose to take an annuity, the annuity will be a Qualified Joint and 50% Survivor unless your spouse consents in writing to another type of annuity.    See the section on qualified elections.  [If you have a SWEO Account, the retirement funds in that account will automatically be paid to you in an annuity unless you elect otherwise (with the consent of your spouse, if you have one).

Qualified Elections

If you have a spouse and you want to select an annuity other than a Qualified Joint and 50% Survivor Annuity (or if you want your SWEO Account to be paid in any form other than a Qualified Joint and 50% Survivor Annuity), you must make a qualified election.  A qualified election must be made in writing on the form approved by the insurance company and clearly state that you waive your right to a Qualified Joint and 50% Survivor Annuity.  Your spouse must consent in writing and that consent must be witnessed by a Plan representative or a notary public.  Both your waiver and your spouse’s consent must specify the form of benefit you elect and the specific class of beneficiary other than your spouse (if you name one).  You may revoke, but not change, your election without the consent of your spouse.  Your spouse may not revoke his or her consent once it is given.

A qualified election is not valid unless you receive a notice from the insurance company no less than 30 and no more than 90 days from the time your benefit payments are scheduled to begin.  This is called the election period.  The notice will describe: the general terms and conditions of the Qualified Joint and 50% Survivor Annuity; the circumstance in which it will be provided unless you elect otherwise; the availability of such election; a general explanation of the relative financial effect of such an election on your pension benefits; the rights of your spouse, if any, to revoke a previous election; and an explanation of the availability of additional specific information and the financial effect of making such an election.

You may waive the election period described above (that the notice be provided at least 30 days before your benefits are scheduled to begin), if the above notice is provided to you and you consent to waive the 30 day minimum election period.  Your benefit payments may commence no earlier than 8 days after the notice is provided.

Insurance Company issuing the Annuity

Annuities are provided through a Group Annuity contract with a major life insurance company.  At the effective date of this booklet, the group contract is with Metropolitan Life Insurance Company.  Baldor reserves the right to change the insurance company any time it is deemed to be in the best interest of the Plan.  (When you ask for an annuity quote, you will be told the name of the insurance company being used.)

In selecting an insurance company, Baldor attempts to verify the financial position of the company and requires the company to have a Best’s rating of A.  (Best’s is a company that rates all insurance companies; A+ is their highest rating.)  Baldor cannot guarantee that the insurance company will continue to be in good financial position after the annuity has been purchased.   Baldor and/or the Plan are not responsible if the insurance company does not make payments as scheduled.

TAXATION OF WITHDRAWALS

You will be given detailed guidelines on taxation of withdrawals with all withdrawal forms.  If you take a withdrawal, Merrill Lynch will issue you a 1099R for tax reporting purposes shortly after December 31.  Baldor cannot give you tax advice.  You should consult a tax specialist for specific advice about withdrawals, taxation, and what is best for your personal situation.

With the exception of after-tax contributions and Roth contributions, the following items are taxable when withdrawn and paid directly to you:

•                  Profit Sharing contributions

•                  Before Tax Savings contributions

•                  Matching contributions

•                  All Earnings (with the exception of those on qualifying Roth distributions)

•                  Defaulting loan balances

You are responsible for income taxes whenever you take a distribution of the taxable items listed above.  Normally, 20% of your taxable distribution will be withheld to satisfy federal income tax withholding.  However, there are special rules on the taxability of Company Stock.  When your distribution includes shares of ABB ADRs:

•                 The cost basis of the stock is reported for federal income tax purposes.

•                 Additionally, ABB ADRs will not be sold to satisfy federal income tax withholding unless you give specific instructions to do so.

Taxation of Roth Account Withdrawals

Roth contributions and their earnings are not subject to taxation if they meet the 5-year holding requirement, which begins on the day your first contribution is credited to your account.  The other distribution rules are the same rules that apply to a Pre-tax 401(k).

Ten (10) Year Averaging

Income averaging often reduces the tax you owe because it treats your lump sum distribution as if it were paid to you over a 10-year period.  You must have been in the Plan for at least 5 years and have been born before January 1, 1936 to elect 10-year averaging.  More information on income averaging is available from the IRS on Form 4972.

Penalty for Early Withdrawal

In addition to income taxes, you may be subject to a penalty imposed by the Internal Revenue Service (IRS) for early withdrawal.  A tax penalty of 10% applies to all taxable distributions paid to you before the age of 59½.  This penalty is waived in the following circumstances:

•                  You are age 55 or older and retiring from Baldor;

•                  You are disabled according to the Social Security Administration;

•                  You are using the distribution to pay certain medical expenses;

•                  The account is paid to your beneficiary because of your death; or

•                  The distribution is to an ex-spouse (alternate payee of a domestic relations order).

The penalty is not withheld from your distribution. You must file and pay the penalty.  For more information, see IRS Form 5329.

To delay taxation and avoid penalties, you can leave your account invested in the Plan until age 65 (balance must exceed $1,000) or defer taxes using one of the following methods.

Deferring Income Taxes

One way to defer income taxes is to choose to receive an annuity.  The payments from the annuity will be taxable as they are paid to you.

Alternatively, you can roll over the proceeds of your account.  You can roll over most taxable lump sum distributions directly to an I.R.A., another employer’s qualified plan that accepts roll over contributions, a Code Section 403(b) plan or a Code Section 457(b) Governmental plan.  By rolling the distribution over directly to the I.R.A. or another Plan, you will not pay taxes on that money until it is paid to you at a later date.  You can rollover non-taxable distributions as well as taxable distributions.

Additionally, if your lump sum distribution is paid directly to you, you can still decide to roll over part or all of your distribution into an I.R.A or employer’s qualified plan if you do so within 60 days from the date the withdrawal was paid to you.   Please note, the Plan withholds 20% of a taxable distribution for Federal income taxes when that distribution is paid directly to you.  Therefore, if you want to defer all taxes and penalties by rolling over 100% of your distribution, you must rollover the amount you received plus the amount withheld for taxes.  The IRS will refund the tax withheld when you file your annual return unless you have other tax liabilities.

DEATH BENEFITS UNDER THE PLAN

Upon your death, the balance of your account will be paid in a single lump sum to your beneficiary(ies).

If you are married and have elected an annuity form of payment and die before your annuity starting date, or if you are married and have a SWEO Account and die before your annuity starting date, special rules will apply.  (If this section only applies to you because you have a SWEO Account, this section will only apply to the benefits in your SWEO Account.)  Your surviving spouse will be entitled to a single life annuity which is the actuarial equivalent of 50% of the dollar value of your account.  This annuity will be paid through an annuity contract purchased for your spouse and distributed to him or her.  In the alternative, your spouse may elect to receive a single lump sum payment in lieu of the distribution of an annuity contract.

Beneficiary Designation

In the event of your death, we need to know to whom you want us to pay out your account.  A beneficiary form tells us this information.  Your primary beneficiary is the person(s) who is to receive your account balance if you should die.  Should your primary beneficiary(s) die before you or at the same time as you do, your account will be paid to your secondary beneficiary(s).

If you are married, your spouse must be your 100% primary beneficiary unless your spouse consents to naming another beneficiary(s).  If you wish to name a primary beneficiary other than your spouse, your spouse must consent in writing.  This consent must be notarized or witnessed by a Plan representative.

You should complete a Beneficiary Designation Form when you enroll in the CHOICES Benefit Program or when you enroll in this Plan.  The most recently completed Beneficiary Form on file with Baldor will be used to determine your beneficiary(s) in the event of your death.  If you fail to designate a beneficiary or if no beneficiary survives you, payment will be made to your surviving spouse.  If you have no surviving spouse, payment will be made to your estate.

It is important to keep your beneficiary designation up to date.  Beneficiary forms are available from your Human Resources Department.

GENERAL INFORMATION

How often is my account valued?

The Plan is valued daily and utilizes unitized accounting except for the ABB Stock Fund, which uses share accounting.  Refer to Exhibit D for an explanation of Daily Valuation and Mutual Funds.  At the end of the day, net earnings (realized and unrealized gains and losses, interest, dividends, fees, etc.) are calculated so that the ending market unit value of each investment fund can be determined.  Unless stated otherwise below, contributions, loans, withdrawals, transfers, etc. are then processed using the ending unit value of the Fund.  Plan quarters are three-month periods ending March 31, June 30, September 30, and December 31.  The Plan year is the calendar year ending December 31.

The INVESCO Stable Value Trust Fund is not a registered mutual fund and is not valued daily.  The value of each unit is always $1.00.  Earnings are posted to accounts monthly and purchase additional units.  If a Participant in this Fund invests in this Fund for less than a full month, the participant will receive earnings/losses for those days that units were held in the Fund.

The Merrill Lynch Equity Index Trust Fund is not a registered mutual fund and is valued daily.

The ABB Stock Fund is not a registered mutual fund.  Transactions in the ABB Stock Fund are processed at the average price of Plan purchases and sales for the day.  Please note, when you are transferring into the ABB Stock Fund, there is normally a one-day delay settlement period before the stock will be shown in your ABB Stock Fund Account.  When you are transferring out of the ABB Stock Fund, there is normally a three-day settlement period before the funds are received and invested in other Funds.

While Merrill Lynch will attempt to process transactions each day; they are not guaranteeing a price or that the transactions can be processed each day.  For instance, if participants request $3 million dollars to be transferred out of a fund and only $1 million is sold, Merrill Lynch will not be able to process that day’s transactions - They will have to wait until they have enough sales to get the $3 million to transfer out.   For all Funds with the exception of the ABB Stock Fund, transactions are processed at the closing price of the Fund for that day.

How do I get information about my account and investments?

You will receive a quarterly statement from Merrill Lynch.  This statement will show the activity in your account and the rates of return for the investment funds.

You can obtain information about your account at any time through the website:  www.benefits.ml.com or by calling Merrill Lynch at 1-800-228-4015.  You can speak to a Merrill Lynch Retirement Center Operator between 7:00 am and 6:00 pm Central Time.  To speak to an investment advisor simply follow the Call Center instructions.

If you need additional information or have any questions that cannot be answered by your Human Resources Department and/or Merrill Lynch, then you or your beneficiary can contact The Baldor Claims Review Committee, Baldor Electric Company, 5711 R.S. Boreham Jr. St., Fort Smith, AR  72901.  Telephone (479) 646 - 4711.

When is my account vested?

Your account is 100% vested and non-forfeitable at all times.

Can I lose any of my account?

All assets of the Plan are for the exclusive benefit of the Plan Participants.  The assets of the Plan cannot revert back to Baldor Electric Company, ABB, Ltd., or a subsequent sponsor.  The Trustee, Merrill Lynch, holds all assets.  A Trust Agreement governs investments.  Baldor reserves the right to change the Trustee and/or the Trust Agreement at any time and at its sole discretion if it feels that it is in the best interest of the Plan.

Your investment accounts are subject to market value fluctuation.  Therefore, it is possible to lose both earnings and principal.

You can lose benefits under the Plan if the Claims Review Committee cannot find you or your beneficiary.  The Claims Review Committee is not obligated to search for you or your beneficiary.  Therefore, it is important that you notify your Human Resources of your address changes.

You may have some of the contributions to your account returned to you under I.R.S. rules.  See the sections on Contribution Limits and Special Rules for Highly Compensated Employees.

Your benefits under the Plan cannot be assigned (transferred to someone else), except where required by law, for example, in compliance with a Qualified Domestic Relations Order (Divorce) or a federal tax lien.  Additionally, your account is not subject to garnishment, attachment, bankruptcy, or any form or alienation, except if required by law.

Qualified Domestic Relations Orders

A domestic relations order is a judgment, decree or order (including approval of a property settlement agreement) that:

1.               Relates to the provision of child support, alimony payments, or marital property rights to an alternate payee (spouse, former spouse, child, or other dependent of a participant); and

2.               Is made pursuant to a state domestic relations law (including a community property law).

To be qualified the domestic relations order must:

1.               Create or recognize an alternate payee’s right to receive all or a portion of the benefits payable to a participant under the Plan;

2.               Specify required information; and

3.               Not alter the amount or form of Plan benefits.

The Plan Administrator cannot make a determination of the qualification of the order or protect the alternate payee’s benefits under the order until a court certified copy of the order is delivered to the Plan Administrator.  Upon receipt of an order, the Plan Administrator will notify the Participant and Alternate Payee, in writing that an order has been received and will “freeze” the account while the order is being determined.  The Plan Administrator will then make an initial determination of qualification and notify both parties of the decision.  If no written dispute is received from either the Participant or the Alternate Payee within 30-days, the decision will be final.

The Plan Administrator maintains written procedures for domestic relations orders.  Participants and beneficiaries can obtain, without charge, a copy of such procedures from the Plan Administrator.

Can I roll over my account from another plan?

Subject to the Plan Administrators approval, you may deposit a distribution you receive from a former employer’s qualified plan into this Plan.  In addition, you may roll over the balance of an Individual Retirement Account (I.R.A.), another employer’s qualified retirement plan, a Code Section 403(b) plan or a Code Section 457(b) Governmental plan.  After tax contributions cannot be rolled over into this Plan.

Who administers the Plan?

The Claims Review Committee has the duty and power to administer the Plan in all its details, except the duty and power to invest and reinvest Trust assets, which is assigned to the Trustee.  The Claims Review Committee’s duties and powers include keeping records of the administration of the Plan, interpreting the Plan and authorizing the payment of Plan benefits.  The Committee has delegated certain functions and duties to the Plan Trustee and/or Record Keeper, which include processing enrollments, investment transfers and elections, loans, qualified domestic relations orders and withdrawals as well as record keeping. The Trust controls the Trust Fund and has broad discretionary powers to manage the Plan assets, subject to any guidelines Baldor may establish for the investment of Plan assets and the investment directions of participants as permitted by the Plan.

What is the plan type?

The Plan is intended to qualify under Section 401(a) of the Internal Revenue Code (“Code”) as a profit sharing plan, which provides a “cash or deferred arrangement” as permitted under section 401(k) of the Code.  Baldor intends to deduct its contributions to the Plan for federal income tax purposes under Section 404 of the code.  In addition, the Plan is intended to constitute a plan described in ERISA Section 404(c), a Federal law which says that you alone are responsible for your investment choices, and Baldor, other plan fiduciaries, and everyone else are relieved from any liability or responsibility for your investment decisions.

Termination or Amendment of Plan

Baldor intends to continue the Employees’ Profit Sharing and Savings Plan indefinitely.  However, Baldor reserves the right to change or end the Plan at any time for any reason.  No Plan amendment will reduce any rights of participants accrued to that date.  If the Plan ends for any reason, there will be no forfeiture of the account balances in the Plan because all participants are fully vested in the Plan.

Pension Benefit Guaranty Corporation (PBGC)

The PBGC does not insure this plan.  PBGC coverage isn’t provided because this plan is an individual account plan under which benefits are based solely on the amount of your contributions and Baldor’s contributions together with investment earnings and losses allocated to your account.

Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

i.                  ABB Ltd.’s Annual Report on Form 20-F, filed on March 17, 2011 (File No. 001-16429);

ii.               ABB Ltd.’s Current Reports on Form 6-K, filed on January 11, 20, 26, and 28, 2011, February 17, 2011, March 2, 2011, April 27, 2011, May 4, 2011, July 21, 2011, October 27, 2011, November 4, 2011, December 7, 2011 and January 30, 2012; and

iii.            The description of ABB Ltd.’s Registered Shares, par value CHF 1.03, included under the caption “Description of Share Capital and Articles of Incorporation” in ABB Ltd.’s Annual Report on Form 20-F (File No. 001-16429) filed on March 17, 2011.

In addition, all documents that ABB Ltd. files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and before the filing of a post-effective amendment which indicates that all securities offered thereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this prospectus by reference and to be a part of this prospectus from the date such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Baldor will provide, without charge, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference in this prospectus (excluding the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to [Address], Attention:  [General Counsel], [Insert phone number].

No person is authorized to give information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Baldor or ABB Ltd.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction.  Neither the delivery of this prospectus nor any sale made hereunder shall create, under any circumstances, any implication that there has been no change in the facts herein set forth since the date hereof.

Governing Document(s)

This booklet is meant to describe the Baldor Employees’ Profit Sharing and Savings Plan in easy-to-understand terms, and to do it as accurately as possible.  In the event that anything in this booklet conflicts with the official Plan Document, the official Plan Document will be used to make decisions.  A copy of the Plan Document can be obtained from the Plan Administrator or from your Human Resources Department.

PLAN INFORMATION

Name of Plan:	Baldor Electric Company Employees’ Profit Sharing and Savings Plan

Plan Sponsor	Baldor Electric Company 5711 R S Boreham Jr. Street Fort Smith, AR 72901 Telephone (479) 646-4711

Plan Administrator	Baldor Claims Review Committee 5711 R S Boreham Jr. Street Fort Smith, AR 72901 Telephone (479) 646-4711

Plan Trustee	Bank of America - Merrill Lynch 3334 Healy Drive, Suite 301 Winston-Salem, NC 27103

Plan Record Keeper	Bank of America - Merrill Lynch 3334 Healy Drive, Suite 301 Winston-Salem, NC 27103

Employer Identification Number	43-0168840

Plan Year	Calendar Year ending December 31

Plan Number	001

Type of Plan	Defined Contribution Profit Sharing Plan and 401(k) Savings Plan that is intended to constitute a Plan described in Section 404(c) of ERISA and Section 2550.404c-1 of the regulations thereunder.

Agent for Service of Legal Process	Baldor Claims Review Committee 5711 R S Boreham Jr. Street Fort Smith, AR 72901

Service of legal process also may be made upon the Trustee.

Claims and Appeals Procedures

If you believe that you are entitled to benefits under the Plan, you may file a written request for such benefits with the Claims Review Committee.  Within 90 days after receiving your request, the Claims Review Committee will respond to your claim.  A claim denial will include the following information:

•                  The specific reason or reasons for the denial;

•                  Specific reference to pertinent Plan provisions on which the denial is based;

•                  A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; and

•                  An explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If special circumstances require an extension of time beyond the initial 90-day period, prior to the end of the initial 90-day period the Claims Review Committee will give you written notice of the extension, the special circumstances requiring the extension, and the date by which the Claims Review Committee expects to render a final decision.  In no event will an extension exceed a period of 90 days from the end of the initial 90-day period.  If the Claims Review Committee does not respond within the initial 90-day period or extended period, you will be deemed to have exhausted the claims and review procedures and you will be entitled to file suit in state or federal court.

If your claim is denied in whole or in part, you or your duly authorized representative may, within 60 days after receiving the denial:

•                  Make written application to the Claims Review Committee for a review of the decision.  Such application shall be made on a form specified by the Claims Review Committee and submitted with any documentation required by the Claims Review Committee;

•                  Review, upon request and free of charge, all documents, records and other information in the possession of the Claims Review Committee which are relevant to the claim; and

•                  Submit written comments, documents, records and other information relating to the claim.

The Claims Review Committee will review all comments, documents, records, and other information you submit, without regard to whether such information was submitted or considered in the initial benefit determination.  If you do not file an appeal within 60 days after the claim is denied, you will be deemed to have waived any right to appeal the denial of the claim.

The Claims Review Committee will respond to your appeal no later than 60 days after you file your appeal.  If special circumstances require an extension of time beyond the initial 60- day period, prior to the end of such initial 60-day period the Claims Review Committee will provide you written notice of the extension, the special circumstances requiring the extension, and the date by which the Claims Review Committee expects to render a final decision.  In no event will an extension exceed a period of 60 days from the end of the initial 60-day period.

Any denial will include the specific reason or reasons for the denial, refer to the specific Plan provisions on which the denial is based, state that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and state that you have the right to bring a civil action under Section 502(a) of ERISA.

Standard of Review

The Claims Review Committee shall perform its duties as the Committee, and, in its sole discretion, shall determine what is appropriate in light of the reason and the purpose for which the Plan is established and maintained.  In particular, the interpretation of all Plan provisions and the determination of whether a Participant or Beneficiary is entitled to any benefit pursuant to the terms of the Plan, shall be exercised by the Claims Review Committee in its sole discretion.  Any construction of the terms of the Plan for which there is a rational basis that is adopted by the Claims Review Committee shall be final and legally binding on all parties.

Any interpretation of the Plan or other action of the Claims Review Committee made in good faith in its sole discretion shall be subject to review only if such an interpretation or other action is without a rational basis.  Any review of a final decision or action of the Claims Review Committee shall be based only on such evidence presented to or considered by the Claims Review Committee at the time it made the decision that is the subject of the review.  Any employer that adopts and maintains the Plan, and any employee who performs services for an employer that are or may be compensated for in part by benefits payable pursuant to the Plan, hereby consent to the actions of the Claims Review Committee made in its sole discretion and agree to this narrow standard of review.

STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).

ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan And Benefits

•                  Examine without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•                  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and an updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

•                  Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

•                  Obtain a statement telling you whether you have a right to receive a pension at normal retirement age (age 65) and if so, what your benefits would be at normal retirement age if you stop working under the Plan now.  If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension.  This statement must be requested in writing and is not required to be given more than once every twelve (12) months.  The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for operating the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or from exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in federal court.  In such a case, the court may require the Plan Administrator to provide the materials and may pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit A

Investment Funds

The Plan offers several investment funds with varying classifications.  It is important to understand that the fund types available and the actual investment funds may change.  Please contact Merrill Lynch for the Investment Funds available.  At the time of printing, the current fund, their fund type and risk potential are as follows:

INVESCO Stable Value Trust:  Money Market/Stable Value Fund - Conservative

The fund is a collective trust sponsored and maintained by INVESCO.  The primary investment objectives for this Fund is to seek the preservation of principal and interest income reasonably obtained under prevailing market conditions and rates, consistent with seeking to maintain required liquidity. The Fund is neither insured nor guaranteed by the U.S. government.

Franklin U.S. Govt. Securities Fund (FUSAX): Intermediate Government Bond Fund - Conservative

The investment seeks income. The fund normally invests at least 80% of net assets in U.S. government securities. It presently invests substantially all of its assets in Government National Mortgage Association obligations (Ginnie Maes). Ginnie Maes represent an ownership interest in mortgage loans pooled together for sale to investors to finance purchases of homes. The mortgage loans may have either fixed or adjustable interest rates. As the underlying mortgage loans are paid off, Ginnie Maes provide investors with monthly payments of interest and principal as well as any unscheduled prepayments on the underlying mortgage loans.

T. Rowe Price New Income Fund (PRCIX): Intermediate Bond Fund - Conservative

The investment seeks the highest level of income consistent with the preservation of capital. The fund invests at least 80% of total assets in income-producing securities, which may include U.S. government and agency obligations, mortgage- and asset-backed securities, corporate bonds, foreign securities, collateralized mortgage obligations, Treasury inflation protected securities, and others, including, on occasion, equities. Up to 15% of total assets may be invested in split-rated securities. It typically maintains a dollar-weighted average maturity of between four and 15 years.

PIMCO Total Return Admin. Fund (PTRAX): Intermediate Bond Fund - Conservative

The investment seeks maximum total return, consistent with preservation of capital and prudent investment management. The fund normally invests at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. It invests primarily in investment-grade debt securities, but may invest up to 10% of total assets in high-yield securities (junk bonds). The fund may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries.

American Balanced Fund (ABALX):  Balanced Fund — Moderately Conservative

The investment seeks conservation of capital, current income and long-term growth of capital and income. The fund invests in a broad range of securities, including stocks, bonds and securities issued and guaranteed by the U.S. government. It normally maintains at least 50% of assets in common stocks and at least 25% of assets in debt securities, including money market securities. The fund may also hold cash or money market instruments. The fund may invest a portion of its assets in common stocks, most of which have a history of paying dividends, bonds and other securities of issuers domiciled outside the United States.

INVESCO Van Kampen Growth and Income (ACGQX):  Domestic Large Value — Mod. Aggressive

The investment seeks income and long-term growth of capital. The fund normally invests primarily in a portfolio of income-producing equity securities (although investments are also made in non-convertible preferred stocks and debt securities). It may invest up to 25% of total assets in securities of foreign issuers. The fund may invest up to 15% of total assets in real estate investment trusts. It may purchase and sell options, futures contracts and options on futures contracts, which are derivative instruments, for various portfolio management purposes, including earning income, to facilitate portfolio management and to mitigate risks.

A-34

Merrill Lynch Equity Index Trust (METQZ):  Domestic Large Blend — Moderately Aggressive

The Trust seeks to invest in a portfolio of assets whose performance is expected to match approximately the performance of the Standard & Poor’s 500 Composite Stock Price Index (S&P 500 Index) before deduction of expenses. The Fund was discontinued and replaced by the DWS Equity 500 Index Trust on 3/15/2012

DWS Equity 500 Index Trust (BTIIX):  Domestic Large Blend — Moderately Aggressive

The investment seeks to provide investment results that, before expenses, correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P 500 Index. The fund invests all of its assets in a master portfolio. It primarily invests at least 80% of assets in stock of companies included in the S&P 500 Index and in derivative instruments, such as futures contracts and options, that provide exposure to the stocks of companies in the index. The fund may also hold short-term debt securities and money market instruments

American Century Growth (TWGIX):  Domestic Large Growth — Moderately Aggressive

The investment seeks long-term capital growth. The fund invests in stocks of larger-sized companies that the manager believes will increase in value over time, using an investment strategy developed by American Century. Although it invests primarily in U.S. stocks, the fund may invest in securities of foreign companies, including companies located in emerging markets.

American Century Small Cap Value (ACVIX):  Domestic Small Value - Aggressive

The investment seeks long-term capital growth; income is a secondary consideration. The fund invests at least 80% of assets in small-cap companies. The portfolio managers consider small cap companies to include those with a market capitalization no larger than that of the largest company in the S&P Small Cap 600® Index or the Russell 2000® Index. The fund invests in the stocks of these undervalued companies and holds each stock until the price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company.

Columbia Acorn (ACRNX):  Domestic Mid-Cap Growth - Aggressive

The investment seeks long-term capital appreciation. The fund normally invests a majority of net assets in small- and mid-sized companies with market capitalizations under $5 billion at the time of investment. It invests the majority of assets in U.S. companies, but also may invest up to 33% of total assets in foreign companies in developed markets and in emerging markets.

American Funds Euro-Pacific Growth (AEPGX):  Foreign Large Blend - Aggressive

The investment seeks to provide long-term growth of capital. The fund invests primarily in common stocks of issuers in Europe and the Pacific Basin that the investment adviser believes have the potential for growth. Growth stocks are stocks that the investment adviser believes have the potential for above-average capital appreciation. It normally invests at least 80% of net assets in securities of issuers in Europe and the Pacific Basin. The fund may invest a portion of its assets in common stocks and other securities of companies in countries with developing economies and/or markets

ABB Stock Fund: Company Stock - Aggressive

The Fund is comprised of common shares of ABB ADRs.  Several employees express an interest in owning the stock issued by ABB.  For this reason, we offer the ABB Stock Fund as an investment option.

An ADR share is an “American Depositary Receipt’”, which is a stock that trades in the U.S. but represents a specific number of shares in a foreign corporation (ABB shares are issued in Switzerland).  ADR’s are issued by a bank or brokerage firm and are bought and sold on American markets just like regular stocks.  When you invest in the ABB Stock Fund, your account will show the number of ABB ADR shares.

Any shares held by the Trustee will be voted by the Trustee.

Investing in individual common stocks, including ABB ADRs, is usually considered riskier than investing in diversified portfolios.  The ABB Stock Fund may experience greater value fluctuation than the other investment funds offered to you; however, it is a way you may directly participate in the progress of the Company for which you are partly responsible.

A-35

Exhibit B

Fees

Various fees are charged directly to Investment Funds and the Plan.  The fees are outlined below.  The Plan Sponsor reserves the right to change the method of allocating Plan expenses, including paying a portion thereof, in its sole discretion.  The Plan Sponsor pays legal fees incurred by the Plan.

Investment Fees

Investment fees are charged against the earnings of each investment fund.  All funds are “no load” funds meaning that there is no fee to purchase or sell units of the fund.  Brokerage fees and commissions may be incurred in the purchase and/or sale of the ABB Stock Fund.  The annual Gross Expense Ratio charged to each investment fund are:

INVESCO Stable Value Trust	INVES	0.37%
Franklin US Govt Securities A	FUSAX	0.59%
T. Rowe Price New Income	PRCIX	0.66%
PIMCO Total Return Admin	PTRAX	0.71%
American Balanced	ABALX	0.63%
INVESCO Van Kampen Growth & Inc.	ACGQX	0.45%
Merrill Lynch Equity Index Trust *	METQZ	0.20%
DWS Equity 500 Index Fund *	BTIIX	0.23%
American Century Growth Fund	TWGIX	0.80%
American Century Small Cap Val	ACVIX	1.21%
Columbia Acorn	ACRNX	0.76%
American EuroPacific Growth	AEPGX	0.82%
ABB Stock Fund	ABB	0.10%

*      The DWS Equity 500 Index Fund replaces the Merrill Lynch Equity Index Trust on 3/15/2012.

Fee information above is as of December 31, 2011.  Fees and Investment Funds are subject to change periodically.  For up-to-date fee and investment fund information, please refer to the www.benefits.ml.com website or to the Fund Prospectus.

Other Fees

Other fees, including but not limited to, record keeping, trustee, administrative and processing fees, are charged to the Plan and allocated to Participants based upon the proportion of the market value of each Participant’s investment account to the market value of each investment account in the Plan. Loan fees are charged directly to Participants taking loans.

There is a $.03 charge per share of ABB ADRs purchased and/or sold.

The costs incurred in administering the Plan, including but not limited to, salaries, training, overhead, and materials by the Baldor Claims Review Committee and Baldor employees, are paid by the Plan Sponsor (Baldor Electric Company).

C-36

Exhibit C

Historical Rates of Return

	Average Annual Rates of Return Period Ending December 31, 2011
Investment/Asset Class	1 - Year	3 - Year	5 - Year	10 - Year

Stable Value
INVES - INVESCO Stable Value Trust	2.05%	2.73%	3.16%	3.70%

Bond
FUSAX*- Franklin U.S. Govt. Securities A	6.95%	6.07%	6.30%	5.27%
PRCIX* - T. Rowe Price New Income ***	6.25%	8.55%	6.64%	5.78%
PTRAX - PIMCO Total Return Admin. ***	3.90%	8.60%	7.82%	6.53%

Balanced
ABALX - American Balanced	3.82%	12.42%	2.38%	4.98%

Stock
ACGQX - Van Kampen Growth & Income	1.72%	na	na	na
METQZ- ML Equity Index Trust *	1.93%	13.97%	0.39%	2.78%
BTIIX - DWS Equity 500 Index Fund *	1.95%	14.03%	-0.31%	2.84%
TWGIX - Amer. Century Growth Fund	-0.70%	16.70%	3.36%	3.14%
ACVIX - Amer. Century Small Cap Value	6.42%	17.43%	2.71%	7.83%
ACRNX - Columbia Acorn	4.61%	18.84%	2.12%	8.24%
AEPGX - Amer. Funds EuroPacific Growth	13.58%	9.56%	1.43%	6.56%

Company Stock
ABB - ABB, LTD. **	na	na	na	na

NOTES:

The historical rates of return reported above are the net gain or loss after deduction of fund expenses.Merrill Lynch, the Plan Trustee and Plan Record Keeper, provides the rates of return.

When reviewing the rates of return, it is important to note that these investments may not have been available as an investment option in the Plan during the entire period for which the rates are reported.

*   The DWS Equity 500 Index Fund replaced the ML Equity Index Trust on 3/15/2012.

**  There is a $.03 charge per share of ABB ADRs purchased and/or sold.

*** The PIMCO Total Return Admin. Fund has experienced style drift and may not be invested primarily in corporate bonds.  In order to provide an alternate corporate bond fund, the T. Rowe Price New Income (PRCIX) fund was added as investment options on April 1, 2010.

C-37

Exhibit D

Daily Valuation / Mutual Funds

Most of the Funds available in the Plan are registered mutual funds, which are usually comprised of various investments that meet the investment guidelines of that fund.  When people want to invest in a mutual fund, they purchase units of the fund, they don’t purchase the individual investments held by the Fund.  Mutual funds are usually valued daily and use unit accounting.  It is important to understand the following terms:

Market Value

The total value of an investment or fund. Computed by adding the value of each investment (# of shares times stock price) plus any cash and earnings for the day. Market value will equal the number of units times the unit market value.

Units

Represents each person’s ownership in the Fund. Units will increase for contributions and investment transfers-in and decrease for withdrawals, loans and transfers-out. Units are issued and sold at the ending unit value for the day. Earnings do not increase units, they increase market value.

Unit Value	The value of a unit in a Fund. Calculated by dividing the market value by the number of units issued by a fund.

IT IS IMPORTANT TO NOTE:

Merrill Lynch will attempt to process transactions each day; however, there is no guarantee of a price or that the transactions can be processed each day.  For instance, if participants request $3 million dollars to be transferred out of a fund and only $1 million is sold, Merrill Lynch will not be able to process that day’s transactions - They will have to wait until they have enough sales to get the $3 million to transfer out.  For all Funds with the exception of the ABB Stock Fund, transactions are processed at the closing price of the Fund for that day.

INVESCO Stable Value Fund

The INVESCO Stable Value Fund is not a registered mutual fund and is not valued daily.  The value of each unit is always $1.00.  Earnings are posted to accounts monthly and purchase additional units.  If a Participant in this Fund invests in this Fund for less than a full month, the participant will receive earnings/losses for those days that units were held in the Fund.

The ABB Stock Fund

The ABB Stock Fund is not a registered mutual fund.  Transactions in the ABB Stock Fund are processed at the price for which the stock is bought or sold.  When you are transferring into the ABB Stock Fund, there is normally a one-day delay settlement period before the stock will be shown in your ABB Stock Fund Account.  When you are transferring out of the ABB Stock Fund, there is normally a three-day settlement period before the funds are received and invested in other Funds.

D-38